Exhibit 99.1

Letter to Shareholders from Neah Power Systems (NPWZ.OB)

October 17, 2013

Dear Fellow Shareholders:

I am pleased to update you on our continuing progress to increase shareholder value. We encourage our shareholders to visit our website (www.neahpower.com) and view the corporate video ‘About Neah Power Systems’ which provides new insights about the Company and two of our most recent innovative products the Powerchip® and BuzzBar (formerly PowerPlay)

We continue to commercialize our proprietary, patented, and award-winning fuel cell technologies that we passionately believe will revolutionize the energy generation and storage marketplace. Our capital constraints have limited our ability to execute on our business plan, the funding for which we consistently devote a substantial amount of time and attention. In our continued commercialization thrust, we are pleased to report the following:

•   We were invited to negotiate and finalize the terms with a large defense entity in India.

•   During my visit to India, we met with additional commercial entities that have expressed high interest in the new BuzzBar product. This is further validation of our offering, especially for these large markets where smart phone adoption is high but the grid quality is low and unpredictable.

•   We retained a very reputed branding firm that has extensive go-to-market experience with new disruptive products to work on the branding and launch of our different products as well as the Company identity.

•   We are in the process of releasing our next iteration of the BuzzBar for limited orders.

•   We continue to discuss technical specifications with defense and commercial suppliers in the U.S. and elsewhere on our PowerChip products.

•   We continue to have detailed discussions with one of the leading automotive manufacturers in the world.

These are extremely exciting and pivotal times at the Company and I appreciate your patience. With your continued support of Neah Power Systems, we look forward to making a significant impact in energy markets around the world and increase shareholder value.

Chris D’Couto PhD, MBA

President and CEO

Company Contact:

Media Contact:

Heather Bledsoe

Hitman, Inc. | (212) 300.6026

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2012 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2013 for a discussion of such risks, uncertainties and other factors.